Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2020 FIRST QUARTER RESULTS

NEW YORK, NY – April 30, 2020 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a finance company that originates and services loans in various consumer and commercial niche industries, announced today its 2020 first quarter results.

2020 First Quarter Highlights

•	Net loss was $13.6 million, or $0.56 per share, compared to a net income of $1.2 million, or $0.05 per share, in the prior year period

•	COVID-19-related loan loss provisions, non-cash NYC taxi medallion value write-downs, and a non-cash write-off of a legacy non-core portfolio company produced the net loss for the quarter

•	Net interest income was $26.5 million, primarily reflecting the consumer lending segments, a 19% increase from the 2019 first quarter

•	Net interest margin was 8.80% in the 2020 first quarter, compared to 8.56% a year ago

•	Net cash provided by operating activities was $18.7 million, compared to $11.1 million in the 2019 first quarter

•	The recreation and home improvement loan portfolios grew 20% and 32% in the quarter from a year ago

•	Consumer originations were $103.1 million for the first quarter, up from $90.3 million in the prior year period

•	Medallion Bank’s Tier 1 leverage ratio at quarter-end was 18.78%

•	Total assets were $1.53 billion as of March 31, 2020

Andrew Murstein, President of Medallion, stated, “The Company continued its positive momentum from last year into 2020, and had a strong start to the year, but the COVID-19 pandemic and related economic impact, among other factors, led us to increase reserves. Transaction activity during the quarter indicated the need to lower medallion collateral values in New York City, which reduced earnings by over $10 million. While it is too early to predict how our consumer portfolio will be affected by the current economic disruption, we structured the Bank with resilience in mind and remain optimistic that the Bank is well-positioned to respond to opportunities to grow market share, just as it did in the last recession. While there are no assurances for the future, it is comforting to note that during the last recession the Bank’s consumer loans performed well and the Bank was profitable in every single quarter.”

Mr. Murstein continued, “During the quarter, we continued our strategy of growing our consumer and commercial segments, while lowering our medallion exposure. With $224 million in capital, Medallion Bank remains well-capitalized, and we will lean on its experience from the last recession to move forward in a cautious yet efficient manner. The Bank has not yet seen meaningful deterioration in its consumer credit quality and delinquency, which, at quarter-end, was only slightly above year-end and quarter-end last year. The Bank continues to focus on growing its home improvement and recreation lending portfolios, and hopes to take market share that has become available as a result of the current economic environment. The Bank also entered into its first fintech strategic partnership. We expect to continue to engage with companies in that space, many of which now have an enhanced need to work with banks like ours. The Company has also been exploring programs offered by the federal government.”

“Medallion Capital, the main component of our commercial segment, also continued to be profitable during the quarter. We are closely monitoring its portfolio companies, many of which have taken appropriate steps to ensure they obtain the liquidity needed to move forward in this current environment through the federal relief programs they qualified for.”

Larry Hall, Medallion’s CFO stated, “It is evident that COVID-19 has had, and will continue to have, a severe effect on the NYC economy and the taxi industry, with the final impact yet to be known. In our medallion portfolio, we reduced the net collateral value in the New York City market by 25% from $172,500 gross or $167,000 net, to $130,000 gross, or $124,500 net. The Company’s net medallion loan portfolio, excluding loan collateral in the process of foreclosure, was $96 million, less than 10% of our assets, at quarter-end. The charges for lowering the medallion values in the quarter were non-cash, while our consumer and commercial segments continued to produce significant cash income for the Company. We also took a charge on a legacy non-core sports-related equity investment for $3.5 million pre-tax in the first quarter as we continue to focus on the future of our commercial and consumer lending segments. Lastly, in April we began additional cost-cutting measures, with the goal of making the Company more efficient and increasing earnings.”

Mr. Murstein concluded, “In closing, we want to thank all of our employees across all of our segments for the dedication they have shown during these unprecedented times, as we remain optimistic for the future of the Company and our country.”

Consumer Lending Segments

The Company’s net consumer lending portfolio was $965.3 million as of March 31, 2020, compared to $940.0 million at the end of 2019, and $792.2 million at March 31, 2019. The gross consumer lending portfolio was $991.1 million as of March 31, 2020, compared to $960.7 million at the end of 2019, and $803.3 million at March 31, 2019. Net interest income for the 2020 first quarter was $27.4 million compared to $23.1 million in the 2019 first quarter, a 19% increase. The average interest rate on the portfolio was 14.42% at March 31, 2020 compared to 14.94% in the prior year period. Consumer loan delinquencies 90 days or more past due were $5.4 million, or 0.56% of total gross loans as of March 31, 2020, compared to $3.4 million, or 0.44%, a year ago.

Commercial Lending Segment

The Company’s net commercial lending portfolio was $64.9 million as of March 31, 2020, compared to $66.4 million at the end of 2019, and $51.2 million at March 31, 2019. The average interest rate on the portfolio was 13.36%, compared to 13.94% a year ago. Net income for the first quarter was $0.155 million, compared to $0.654 million in 2019. Medallion Capital remains well-capitalized.

Medallion Lending Segment

The Company’s net medallion lending portfolio, excluding loan collateral in the process of foreclosure, as of March 31, 2020 was $96.2 million, compared to $140.4 million at March 31, 2019, a 31% decrease. The average interest rate on the medallion loan portfolio was 4.21%, compared to 4.40% a year ago. Total medallion delinquencies 90 days or more past due were $1.5 million, or 1.21% of total gross loans at March 31, 2020, compared to $4.0 million, or 2.47%, in the prior year period. Medallion-related assets comprised 9% of our total assets as of March 31, 2020, compared to 10% at year-end, and 13% a year ago.

Conference Call Information

The Company will be hosting a conference call to discuss the first quarter financial results on Friday, May 1, 2020, at 9:00 a.m. Eastern time.

The dial-in number for the conference call is (877) 407-0789 (toll-free) or (201) 689-8562 (direct). Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Medallion Financial’s website at http://www.medallion.com/investors.html.

A replay will be available following the end of the call through Friday, May 8, 2020, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 13703156. A webcast replay of the call will be available at http://www.medallion.com/investors.html until the next quarter’s results are announced.

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About Medallion Financial Corp.

Medallion Financial Corp. is a finance company that originates and services loans in various industries, and its wholly-owned subsidiary, Medallion Bank, also originates and services consumer loans. Medallion Financial Corp. has lent more than $8.8 billion since its initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, and growth. These statements are often, but not always, made through the use of words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding medallion loan portfolio, the potential for future asset growth and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the COVID-19 pandemic on Medallion’s business, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Medallion, its customers and third parties. In addition to risks related to the ongoing COVID-19 pandemic, for a description of certain risks to which Medallion is or may be subject, please refer to the factors discussed under the heading “Risk Factors” in Medallion Financial’s 2019 Annual Report on Form 10-K.

Company Contact:

Alex E. Arzeno

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
(Dollars in thousands, except per share data)	2020	2019
Total interest income	$35,542	$30,043
Total interest expense	9,000	7,722

Net interest income	26,542	22,321

Provision for loan losses	16,541	13,343
Net interest income after provision for loan losses	10,001	8,978

Other income (loss)
Gain on the extinguishment of debt	—	4,145
Sponsorship and race winnings	2,573	3,179
Change in collateral on loans in process of foreclosure	(6,286)	(2,119)
Impairment on equity investments	(3,559)	—
Other income	292	1,658

Total other income (loss)	(6,980)	6,863

Other expenses
Salaries and employee benefits	6,933	5,341
Professional fees	3,589	1,636
Race team related expense	2,130	1,998
Loan servicing fees	1,612	1,194
Collection costs	1,229	638
Other expenses	3,778	3,895

Total other expenses	19,271	14,702

Income (loss) before income taxes	(16,250)	1,139
Income tax benefit	3,249	256

Net income (loss) after taxes	(13,001)	1,395
Less: income attributable to the non-controlling interest	642	167

Total net income (loss) attributable to Medallion Financial Corp.	$(13,643)	$1,228

Basic net income (loss) per share	$(0.56)	$0.05
Diluted net income (loss) per share	(0.56)	0.05

Weighted average common shares outstanding
Basic	24,401,773	24,288,263
Diluted	24,401,773	24,616,890

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except shares and per share data)	March 31, 2020	December 31, 2019
Assets
Cash and federal funds sold	$55,497	$67,821
Equity investments and investment securities	56,468	59,077
Loans	1,183,779	1,160,855
Allowance for loan losses	(54,057)	(46,093)

Net loans receivable	1,129,722	1,114,762

Loan collateral in process of foreclosure	46,817	52,711
Goodwill and intangible assets	202,978	203,339
Other assets	42,913	43,957

Total assets	$1,534,395	$1,541,667

Liabilities
Accounts payable, accrued expenses, and accrued interest payable	$23,399	$20,632
Deposits	960,126	951,651
Short-term borrowings	60,904	38,223
Deferred tax liabilities and other tax payables	6,239	9,341
Operating lease liabilities	12,213	12,738
Long-term debt	150,941	174,614

Total liabilities	1,213,822	1,207,199

Commitments and contingencies

Total stockholders’ equity	250,118	263,148

Non-controlling interests in consolidated subsidiaries	70,455	71,320

Total equity	320,573	334,468

Total liabilities and equity	$1,534,395	$1,541,667

Number of shares outstanding	24,806,656	24,646,559
Book value per share	$$10.08	$10.68